Exhibit 2.2
Execution Copy
AMENDMENT NO. 1 TO
SHARE PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of November ___, 2007, by and among Willbros USA, Inc., a Delaware corporation (the “Buyer”), Integrated Service Company LLC, an Oklahoma limited liability company (the “Company”), and Arlo B. DeKraai, as Shareholders’ Representative (the “Shareholders’ Representative”). Unless otherwise provided, capitalized terms used herein are defined in that certain Share Purchase Agreement dated as of October 31, 2007, by and among the Buyer, Willbros Group, Inc., a Republic of Panama corporation, the Company, the Shareholders of the Company and the Shareholders’ Representative (the “Share Purchase Agreement”).
RECITALS
     WHEREAS, the parties to this Amendment desire to amend the Share Purchase Agreement and certain of the schedules attached thereto; and
     WHEREAS, pursuant to the terms of Section 12.08 of the Share Purchase Agreement, the parties hereto have the authority to enter into this Amendment.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. The Shareholders Schedule as originally attached to the Share Purchase Agreement is hereby amended and restated, in its entirety, in the form attached hereto as Exhibit 1.
2. Notwithstanding the terms of Section 1.01(a) and Section 1.02(b)(iv) of the Share Purchase Agreement, or the other provisions of the Share Purchase Agreement, an amount equal to $2,267,664.64 shall be deducted from the Purchase Price as the Financial Advisory Fees, and paid by the Buyer on behalf of the Shareholders and the Company at Closing to Growth Capital Partners, L.P. In addition, an amount equal to $1,732,335.36 shall be deducted from the Purchase Price and transferred at Closing by the Buyer to the Shareholders’ Representative, and the Transaction Expenses shall be directly paid by the Shareholders’ Representative on behalf of the Shareholders, and not by the Buyer.
3. The Stock Rights Statement required by Section 6.01(d) of the Share Purchase Agreement, as prepared by the Shareholders, is attached hereto as Exhibit 2, and agreed by the parties hereto, notwithstanding the notice period in the first sentence of said Section 6.01(d).
4. Notwithstanding the terms of Section 1.01(a) of the Share Purchase Agreement, or the other provisions of the Share Purchase Agreement, the Aggregate Stock Rights payments as set forth on the Stock Rights Statement attached as Exhibit 2 shall be deducted from the Purchase Price, transferred to the Company by the Buyer and paid by the Company as of the Closing Date to each Stock Rights Participant.

5. The aggregate amount of the Shareholder Loans to be deducted from the Purchase Price shall be $1,511,085.32, which amount represents all outstanding principal and interest on the Shareholder Loans described in Schedule 1.01 of the Share Purchase Agreement.
6. Notwithstanding the notice period in Section 1.03(b) of the Share Purchase Agreement, the Purchase Price shall be allocated among the Company’s assets as set forth in Exhibit 3 hereto, provided however, from the date of Closing to December 31, 2007, the Buyer shall cause Ernst & Young, LLP to prepare an appraisal of the assets of the Company other than land and buildings, and if the appraisal of the assets other than land and buildings is materially different from that set forth in Exhibit 3 hereto, the parties shall act in good faith to resolve such material differences.
7 Notwithstanding the notice period in Section 1.01(b)(i) of the Share Purchase Agreement, and notwithstanding the requirement that the Estimated Working Capital be calculated as of the close of business on the day immediately proceeding the Closing Date, the Estimated Working Capital shall be calculated as of October 31, 2007, except for one extraordinary item and the accrued interest on the Shareholder Loans.
8. Payment by the Buyer of the Cash Price shall be made by the Buyer’s wire transfers described in Exhibit 4 hereto.
9. Except as expressly amended by the terms of this Amendment, the Share Purchase Agreement shall remain in full force and effect in accordance with its terms.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“COMPANY” INTEGRATED SERVICE COMPANY LLC
By:	/s/ Arlo B. DeKraai
Arlo B. DeKraai, President

“SHAREHOLDERS REPRESENTATIVE”
/s/ Arlo B. DeKraai
Arlo B. DeKraai

“BUYER” WILLBROS USA, INC.
By:	/s/ William L. Pardue
William L. Pardue, Authorized Representative

EXHIBIT 1
Shareholders Schedule (as amended)
See attached.

EXHIBIT 2
Stock Rights Statement
See attached.

EXHIBIT 3
Purchase Price Allocation
The Purchase Price shall be allocated among the Company’s assets as follows:
Land and Buildings:
The portion of the Purchase Price to be allocated to Land and Buildings shall be $6.3 million.
Tangible Assets:
The portion of the Purchase Price to be allocated to Tangible Assets shall be their respective net book value amounts as of the Closing Date. For the purposes of this paragraph, net book value shall mean the net GAAP basis of the assets on the Company’s financial statements.
Other Assets:
The portion of the Purchase Price to be allocated to Other Assets shall be their respective net book value amounts as of the Closing Date. For the purposes of this paragraph, net book value shall mean the net GAAP basis of the assets on the Company’s financial statements.
Intangibles:
The remainder of the Purchase Price will be allocated to Intangibles (e.g., goodwill, etc.).

EXHIBIT 4
Wire Transfer Instructions
See attached.